Memorandum of Understanding


This  Memorandum of Understanding is between Laser Barcode  Solutions,  Inc
(LBS), a Hawaii Corporation authorized to do business in the State of Nevada (hereinafter "LBS") and Anonymous Data Corporation, a Nevada Corporation (hereinafter "ADC").

Whereas LBS has a Value Added Reseller (VAR) contract with several manufacturers of bar code equipment and

Whereas ADC is in the business of identification of individuals in relation to storing and retrieving that individuals' medical analysis data for medical tests using bar code equipment, and

Whereas LBS and ADC believe there may be viable profitable markets in which bar code equipment may be utilized in the identification, storing and retrieval of the results of laboratory analysis for medical testing,

Now therefore LBS and ADC agree as follows:

1. LBS will disclose to ADC details of all pertinent LBS VAR contract terms in reference to bar code equipment of interest to ADC.

2. LBS will provide bids on bar code equipment to ADC on ADC request.

3. LBS will make available equipment for ADC purchase at a price that equally devides the LBS VAR discount between LBS and ADC.

The consideration for this Memorandum of Understanding is the opportunity for LBS and ADC to determine whether each party's products, services and expertise used together with the other parties' products, services and expertise can produce a viable and profitable product in the marketplace.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written below.

          ANONYMOUS DATA                  LBS
             CORPORATION           CORPORATION

By:/s/ James E. Beecham       By:/s/ Thomas Yokoyama
-----------------------          -------------------------
James E. Beecham, MD                 Mr. Thomas Yokoyama
President                            President

Dated:  11/24/98                   Dated:   11/24/98